Exhibit 10.1
Compensation for Outside Directors, Effective May 24, 2006

Annual Retainers:
Chairman of the Board:	$20,000
Board members:	$20,000
Audit Committee Chairperson:	$20,000
Compensation Committee Chairperson:	$10,000
Nominating and Corporate Governance
Committee Chairperson:	$8,000

Per Meeting Fees:

Board Meeting in Person:	$2,000
Telephonic Board Meeting:	$1,000
Committee Meeting in Person:*	$1,500
Telephonic Committee Meeting:*	$750

*	Committee meeting fees apply to any committee of the Board of Directors, whether currently constituted or as constituted in the future.